Exhibit 99.1

For Immediate Release

Worthington Reports Record First Quarter Results
Earnings Per Diluted Share: $0.66 vs. $0.07

COLUMBUS, Ohio, September 22, 2004 – Worthington Industries, Inc. (NYSE: WOR) today reported record first quarter results for the three months ended August 31, 2004.

Highlights

Sales for the first quarter of fiscal 2005 were $769.3 million, an increase of 54% from last year’s $498.0 million. First quarter net earnings were $57.9 million and earnings per diluted share were $0.66, compared to first quarter net earnings of $5.9 million, or $0.07 per diluted share, for the same period last year.

Earnings for the current quarter were reduced by a $5.6 million pre-tax charge related to the sale of the Decatur, Alabama, cold mill and related assets. This charge is mainly due to contract termination costs that could not be accrued until the sale closed, which occurred on August 1, 2004, and other adjustments to the charge recorded at May 31, 2004. The after-tax impact of this charge was a reduction in net earnings of $3.5 million or $0.04 per diluted share.

“I am pleased to report our second consecutive quarter of record results,” said John McConnell, Chairman and CEO of Worthington Industries. “We achieved these results even though two of our key market segments, automotive and commercial construction, were not at their peak. While we did experience some benefit from selling lower priced inventory in a higher price environment, that impact has lessened considerably, and this quarter’s results would have been record-breaking regardless. I look forward to what our Metal Framing segment can accomplish as commercial construction — particularly office construction — continues to pick up from what has been a multi-year low,” concluded McConnell.

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Segment Results

In the Processed Steel Products segment, quarterly net sales rose 58%, or $166.6 million, to $453.8 million from $287.2 million in the comparable quarter of fiscal 2004. The increase in net sales was due to higher volumes (up 14%) and pricing (up 39%). Excluding the impact of the $5.6 million charge related to the Decatur asset sale, operating income was significantly improved due to higher volumes and a wider spread between selling prices and material costs.

In the Metal Framing segment, net sales increased 69%, or $97.3 million, to $238.4 million from $141.1 million in the comparable quarter of fiscal 2004. The increase was the result of higher pricing as volumes were down 10% from the year ago quarter largely due to weather related and other project delays. The wider spread between selling prices and material costs was responsible for a significant improvement in operating income.

In the Pressure Cylinders segment, net sales increased 10%, or $6.7 million, to $73.2 million from $66.5 million in the comparable quarter of fiscal 2004. Unit volumes were up 2% overall as strength in the European market was partially offset by softer domestic propane cylinder demand. A portion of the increase in European revenues was the result of a weakened U.S. dollar which boosted reported revenues in dollars by $1.6 million. Operating income fell due to costs related to the partial closure of the Portugal facility.

Worthington’s joint ventures continued to perform well. Equity in net income of the six unconsolidated affiliates totaled $13.3 million for the quarter, up 68% from $7.9 million in the year ago quarter. Results at all six joint ventures were up significantly from the prior year.

Outlook

Relative to last year, economic and industry conditions have improved across all customer segments except “Big 3” automotive, Processed Steel’s largest customer segment. “Big 3” vehicle production is projected to be down 7% for the coming fiscal quarter compared to the same quarter last year but up 12% from this quarter. In commercial construction, Metal Framing’s primary market, the U.S. Census Bureau’s Index of Private Construction Spending confirms that commercial construction activity has shown year-over-year improvement during the last six months. This index serves as a leading indicator for the Metal Framing business segment as metal framing products are generally used in the latter stages of commercial construction projects.

Other

Dividends declared

On August 19, 2004, the board of directors declared a quarterly cash dividend of $0.16 per share payable September 29, 2004, to shareholders of record September 15, 2004. This is the 147th consecutive quarter that Worthington has paid a dividend since it became a public company in 1968.

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Corporate Profile

Worthington Industries is a leading diversified metal processing company with annual sales of more than $2 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 61 facilities in 10 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Conference Call

Worthington will review its first quarter results during its quarterly conference call today, September 22, 2004, at 1:30 p.m. Eastern Daylight Time. Details on the conference call can be found on the company’s web site at www.WorthingtonIndustries.com

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the company relating to future sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to facility dispositions, shutdowns and consolidations; new products and markets; expectations for the economy and markets; and other non-historical matters constitute “forward looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing, changes in product mix and market acceptance of products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the ability to realize cost savings and operational efficiencies on a timely basis; the ability to integrate newly acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of adverse weather on customers, markets, facilities and shipping operations; changes in customer spending patterns and supplier choices and risks

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associated with doing business internationally, including economic, political and social instability and foreign currency exposure; acts of war and terrorist activities; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company’s markets; the impact of governmental regulations, both in the United States and abroad; and other risks described from time to time in filings with the United States Securities and Exchange Commission.

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WORTHINGTON INDUSTRIES, INC.
EARNINGS HIGHLIGHTS
(In Thousands, Except Per Share)

	Three Months Ended
	August 31,
	2004	2003
	(Unaudited)	(Unaudited)
Net sales	$769,340	$498,035
Cost of goods sold	609,696	449,052

Gross margin	159,644	48,983

Selling, general & administrative expense	64,831	41,620
Impairment charges and other	5,608	—

Operating income	89,205	7,363

Other income (expense):
Miscellaneous income (expense)	(3,459)	(389)
Interest expense	(5,722)	(5,591)
Equity in net income of unconsolidated affiliates	13,296	7,936

Earnings before income taxes	93,320	9,319
Income tax expense	35,461	3,402

Net earnings	$57,859	$5,917

Average common shares outstanding — diluted	88,112	86,517

Earnings per share — diluted	$0.66	$0.07

Common shares outstanding at end of period	87,325	86,054

Cash dividends declared per common share	$0.16	$0.16

WORTHINGTON INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	August 31,	May 31,
	2004	2004
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$10,932	$1,977
Receivables, net	355,023	348,833
Inventories	445,070	362,906
Deferred income taxes	3,869	3,963
Other current assets	32,803	115,431

Total current assets	847,697	833,110

Investments in unconsolidated affiliates	122,265	109,040
Goodwill	117,882	117,769
Other assets	27,734	27,826
Property, plant and equipment, net	552,356	555,394

Total assets	$1,667,934	$1,643,139

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$299,143	$313,909
Current maturities of long-term debt	1,013	1,346
Other current liabilities	159,536	159,805

Total current liabilities	459,692	475,060

Other liabilities	99,600	95,067
Long-term debt	287,915	288,422
Deferred income taxes	91,212	104,216

Shareholders’ equity	729,515	680,374

Total liabilities and shareholders’ equity	$1,667,934	$1,643,139

WORTHINGTON INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Three Months Ended
	August 31,
	2004	2003
	(Unaudited)	(Unaudited)
Operating activities
Net earnings	$57,859	$5,917
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	14,059	16,952
Impairment charges and other	5,608	—
Other adjustments	(21,137)	(4,485)
Changes in current assets and liabilities	(105,470)	(1,348)

Net cash provided (used) by operating activities	(49,081)	17,036

Investing activities
Investment in property, plant and equipment, net	(11,484)	(5,816)
Investment in unconsolidated affiliate	—	(490)
Proceeds from sale of assets	81,960	2,880

Net cash provided (used) by investing activities	70,476	(3,426)

Financing activities
Proceeds from short-term borrowings	—	(1,077)
Principal payments on long-term debt	(1,851)	(556)
Dividends paid	(13,915)	(13,754)
Other	3,326	1,236

Net cash used by financing activities	(12,440)	(14,151)

Increase (decrease) in cash and cash equivalents	8,955	(541)
Cash and cash equivalents at beginning of period	1,977	1,139

Cash and cash equivalents at end of period	$10,932	$598

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In Thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended
	August 31,
	2004	2003
	(Unaudited)	(Unaudited)
Volume:
Processed Steel Products (tons)	964	849
Metal Framing (tons)	178	198
Pressure Cylinders (units)	3,191	3,123

Net sales:
Processed Steel Products	$453,827	$287,198
Metal Framing	238,391	141,064
Pressure Cylinders	73,227	66,535
Other	3,895	3,238

Total net sales	$769,340	$498,035

Material cost:
Processed Steel Products	$309,749	$188,985
Metal Framing	118,104	92,954
Pressure Cylinders	32,975	29,020

Operating income:
Processed Steel Products	$35,795	$8,169
Metal Framing	51,512	(3,654)
Pressure Cylinders	3,189	3,538
Other	(1,291)	(690)

Total operating income	$89,205	$7,363

The following provides detail of the impairment charges and other included in the operating income by segment presented above.

	Three Months Ended
	August 31,
	2004	2003
	(Unaudited)	(Unaudited)
Pre-tax impairment charges and other by segment
Processed Steel Products	$5,608	$—
Metal Framing	—	—
Pressure Cylinders	—	—
Other	—	—

Total impairment charges and other	$5,608	$—